EXHIBIT 99.1

Contact:
Kekst and Company
Ruth Pachman/Andrea Calise
(212) 521-4891/ (212) 521-4845
ruth-pachman@kekst.com
andrea-calise@kekst.com

                                                                                                For Immediate Release

Analysts International Board Comments on Koosharem Filing

MINNEAPOLIS, MN, February 11, 2008 – Analysts International (NASDAQ: ANLY), in response to the unsolicited, contingent expression of interest from Koosharem Corporation made public in a recent 13D filing with the Securities and Exchange Commission, today reiterated that its Board of Directors believes the proposal is highly inadequate, opportunistic and does not reflect the long-term value of the transformation strategy recently launched by Analyst International’s new CEO.

Dr. Krzysztof K. Burhardt, Chairman of the Board, stated, “Our Board has carefully considered each expression of interest from Koosharem and determined each to be highly inadequate and conditional.

“In contrast, we have strong new leadership and a specific roadmap for shareholder value creation. Elmer Baldwin, as our new CEO, has developed a comprehensive strategic plan that addresses the company’s operational challenges and positions the company for profitability as a pure-play IT staffing and consulting enterprise. He has also taken steps to appoint a new management team that is highly qualified to execute this transformation. As a result, the Board believes that the best interest of shareholders lies in executing our plan.”

About Analysts International

Headquartered in Minneapolis, Analysts International Corporation (ANLY) is a diversified IT services company. With sales and customer support offices in the United States and Canada, Analysts International provides information technology solutions and staffing services, including: Technology Solutions, which provides network services, infrastructure, application integration, IP telephony and hardware solutions to the middle market; Professional Services, which provides highly skilled, project managers, business analysts, developers and other IT consultants to assist its clients with strategic change; and IT Resources Staffing, which provides best value, best response supply of resources to high-volume clients. For more information, visit www.analysts.com.

Forward-Looking Statements

This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the Company’s financial condition and estimates, business prospects, strategic plans and other matters that involve substantial risks and uncertainties.  You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the Company’s inability, in whole or in part, to implement or execute the Company’s new strategic plan and other economic, business, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in the Company’s Annual Report on Form 10-K for its most recent fiscal year, especially in the Management’s Discussion and Analysis section, its most recent Quarterly Report on Form 10-Q and its Current Reports on Form 8-K.  All forward-looking statements included in this press release are based on information available to the Company on the date of the press release.  The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this press release to reflect events or circumstances after the date of the press release or to update reasons why actual results would differ from those anticipated in such forward-looking statements.

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